Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-87430, 333-55788, 333-83414, 333-37042, 333-80995, 033-61387, 033-52805, 333-113258 and 333-113260 on Form S-8, Registration Statement Nos. 333-83382, 333-44303, 033-57807, 333-115255 and 333-139756 on Form S-3 and Registration Statement Nos. 333-116636 and 333-128852 on Form S-4 of our reports dated February 27, 2008, relating to the consolidated financial statements of R.R. Donnelley & Sons Company and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109, on January 1, 2007, which clarifies the accounting for and disclosure of uncertain tax positions; and relating to the Company’s early adoption, on January 1, 2007, of the fiscal year-end measurement date provision and on December 31, 2006, the recognition and disclosure provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132R, which changed the method of accounting for pension and postretirement benefits as of December 31, 2006) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Amendment No. 1 on Form 10-K/A of R.R. Donnelley & Sons Company for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Chicago, Illinois

May 5, 2008